CERTIFICATE OF INCORPORATION

     FIRST: The name of this Corporation is SAYA INTERNATIONAL CORPORATION.

     SECOND: Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware, 19801. The name of its registered agent at such address is The Company Corporation.

     THIRD: The purpose or purposes of the Corporation shall be: to engage in any lawful act or activity for which corporations may be incorporated under the General Corporation Law of Delaware.

     FOURTH: The total number of shares of stock, which this Corporation is authoorized to issue is One Thousand (1,000) shares common stock without par value.

     FIFTH: The name and address of the incorporator is as follows:

          The Company Corporation
          2711 Centerville Road
          Suite 400
          Wilmington, Delaware 19808

     SIXTH: The Board of Directors shall have the power to adopt, amend or repeal the bylaws.

     SEVENTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

     IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed signed and acknowledged this certificate of incorporation this 7th day of July, 2014.

The Company Corporation, Incorporator

/s/ William Bartz

____________________

William Bartz

Assistant Secretary